EXHIBIT 10.1

INVESTORS AGREEMENT

in respect of

GUIZHOU PUCHENG MINING CO. LTD.

Co-signed by

JIANGXI PROVINCE COAL GROUP COMPANY

YANGPU LIANZHONG MINING CO. LTD.,

&

YUNNAN FEISHANG MINING CO. LTD.

CONTENTS

CHAPTER 1 Definitions and Interpretations	1

CHAPTER 2 Investors .	2

CHAPTER 3 Limited Company	2

CHAPTER 4 Business Objectives and Business Scope	3

CHAPTER 5 Registered Capital and Manner of Capital Contribution	4

CHAPTER 6 Organization Structure	.4

CHAPTER 7 Force Majeure	6

CHAPTER 8 Liability for Breach of Contract	7

CHAPTER 9 Special Agreements	8

CHAPTER 10 Applicable Law and Arbitration	8

CHAPTER 11 Supplementary Provisions	9

      In accordance with the “Company Law of the People’s Republic of China”, “Contract Law of the People’s Republic of China” and the provisions of other laws, rules and regulations of our country and through amicable consultation, the parties hereto have reached the following agreement on the matters of jointly investing, organizing and establishing  Guizhou Pucheng Mining Co. Ltd.. for joint observance.

CHAPTER  1  DEFINITIONS & INTERPRETATIONS

Article 1    Unless otherwise referred to in this Agreement, the definitions and interpretations of the words in this Agreement shall be as follows :

1.	Jiangxi Coal :	Means Jiangxi Province Coal Group Company
2.	Yangpu Lianzhong :	Means Yangpu Lianzhong Mining Co. Ltd.
3.	Yunnan Feishang :	Means Yunnan Feishang Mining Co. Ltd.
4.	Parties to this Agreement :	Means Jiangxi Coal, Yangpu Lianzhong and Yunnan Feishang
5.	One/the party :	Means any one of Jiangxi Coal, Yangpu Lianzhong or Yunnan Feishang.
6.	Other parties :	For any one party, it means the other parties which hold the registered capital of the Company
7.	Company :	Means “Guizhou Pucheng Mining Co. Ltd..” as defined in Article 4 of this Agreement
8.	Third party :	Means any company, enterprise, unit or person other than the parties to this Agreement and Guizhou Pucheng Mining Co. Ltd.

9.	Agreement or this Agreement :	Means the “Investors Agreement in respect of Guizhou Pucheng Mining Co. Ltd..” signed by the parties to this Agreement
10.	“Memorandum & Articles of Association of the Company”:	Unless otherwise stated in this Agreement, it means the “Memorandum & Articles of Association of Guizhou Pucheng Mining Co. Ltd.” signed by the parties to this Agreement
11.	“Company Law”:	Means the “Company Law of the People’s Republic of China”

CHAPTER 2  INVESTORS

Article 2  The parties to this Agreement which are also the Investors jointly investing in the establishment of the Company :

Jiangxi Province Coal Group Company, whose place of domicile is at No. 117 Ding Gong Road, Nanchang City, and its current legal representative is LI Liangshi.

Yangpu Lianzhong Mining Co. Ltd. is a limited liability company registered in Yangpu Industrial and Commercial Administration Bureau of Hainan Province having its place of domicile at Room 202, 2nd Floor, Annex to Gong Hong Mansion, Yangpu Economic Development Zone and its current legal representative is JIA Zhigang.

Yunnan Feishang Mining Co. Ltd. is a limited liability company registered in Industrial and Commercial Administration Bureau, Yunnan Province having its place of domicile at Room 205, Level 14, Mi Ya  Mansion, Renmin Zhong Road, Kunming City and its current legal representative is JIA Zhigang.

CHAPTER 3  LIMITED COMPANY

Article 3  The parties to this Agreement agree to invest in the establishment of a limited company in Guiyang City of Guizhou Province in accordance with the relevant provisions of the “Company Law”, and the laws, rules and regulations of the country. The Company shall use the company name set out in Article 4 of this Agreement and shall be located at the place of domicile set out in Article 5. All the activities of the Company shall comply with the relevant provisions of the laws, rules and regulations of the People’s Republic of China as well as the terms of this Agreement and “Memorandum &Articles of Association of the Company”.

Article 4 The name of the Company shall be “Guizhou Pucheng Mining Co. Ltd.”: (the name approved by the Industrial and Commercial authority to be registered shall prevail as the finally confirmed company name).

Article 5 The place of domicile of the Company shall be at Apartment B, Level 29, Block A, Zhen Hua Technology Building, No. 1 Yanon Zhong Road, Yunyan District, Guiyang City.

The Company may set up branch organizations according to law, where necessary.

Article 6 The Company is set up by the parties to this Agreement according to the “Company Law” and registered as a limited liability company. The shareholders shall be accountable to the Company according to the capital amount they have agreed to contribute and the Company shall be responsible for its debt with its entire assets.

Article 7 Pursuant to the “Company Law” and this Agreement, the parties to this Agreement shall, within 30 days of this Agreement becoming effective, register with Industrial and Commercial Administration Bureau of Guizhou Province for establishing the Company as a limited company and obtain a business license therefor. The date of the issue of the business license shall be the establishment date of the Company.

CHAPTER 4  BUSINESS OBJECTIVES AND BUSINESS SCOPE

Article 8 The business objectives of the Company is : to make use of the capital strength and developed production and operation technology of the parties to this Agreement to explore and develop the mining resources in Guizhou Province and other places and areas; to convert the edge in resources in these places and areas into economic edge as soon as possible; to boost the economic development in these places and areas and to ensure that the investing parties will gain satisfactory economic and social benefits.

Article 9 The business scope of the Company : the exploring and mining of mineral resources and deep processing and trading of mineral products. The business of the Company shall be finally determined by the industrial and commercial registration.

CHAPTER 5 REGISTERED CAPITAL AND MANNER OF CAPITAL CONTRIBUTION

Article 10 The registered capital of the Company shall be RMB 300,000,000 yuan.

Article 11 Jiangxi Coal shall contribute RMB 108,000,000 yuan in cash and represent 36% of the registered capital of the Company.

Article 12 Yunnan Feishang shall contribute RMB 90,000,000 yuan in cash and represent 30% of the registered capital of the Company.

Article 13 Yangpu Lianzhong shall contribute RMB 102,000,000 yuan in cash and represent 34% of the registered capital of the Company.

Article 14 The first installment of the capital contribution shall be paid by the parties to this Agreement one-off within 10 business days from the effective day of this Agreement. The first installment of the capital contribution to be paid by the parties shall not be less than 20% of the total capital contribution of the parties and the balances of the respective capital contribution shall be fully paid up within 2 years after the establishment of the Company; the parties may negotiate among themselves for an earlier day of payment of the balance of the respective capital contribution if the business development of the Company so requires.

CHAPTER 6  ORGANIZATION STRUCTURE

Article 15 The Company shall set up a shareholders’ meeting according to the provisions of the “Company Law”. The shareholders’ meeting shall be the organization of the highest authority of the Company and its duties and powers shall be provided by the “Memorandum & Articles of Association of the Company”.

Article 16 The Company shall set up the board of directors in accordance with the provisions of the “Company Law”. The board of directors shall be composed of 7 directors who shall be elected in the shareholders’ meeting. Jiangxi Coal shall nominate 3 candidates for election as directors, Yunnan Feishang shall nominate 2 candidates for election as directors and Yangpu Lianzhong shall nominate 2 candidates for election as directors.

The board of directors shall be accountable to the shareholders’ meeting and its duties and powers and rules of proceedings shall be provided by the “Memorandum & Articles of Association of the Company”..

Article 17 The Company shall have 1 Chairman and 1 Vice Chairman. The first term of the Chairman will be nominated for election by Yunnan Feishang and the first term of the Vice Chairman will be nominated for election by Jiangxi Coal. The Chairman and Vice Chairman shall be elected in the meeting of the board of directors.

Article 18 The Company shall set up the supervisory board according to the provisions of the “Company Law”. The supervisory board shall be composed of 3 supervisors, of which the chairman of the supervisory board shall be nominated for election by Jiangxi Coal, 1 supervisor shall be nominated for election by Yunnan Feishang and 1 supervisor shall be nominated for election by Yangpu Lianzhong. Its duties and powers and rules of proceedings shall be provided by the “Memorandum & Articles of Association of the Company”.

Article 19 The general manager shall be responsible for the day-to-day operation and management of the Company The composition of the operation and management organization shall be provided by the “Memorandum & Articles of Association of the Company”.

The management team of the Company shall be composed of the general manager, 3 deputy general managers (responsible for technology safety, operations and investments, respectively) and chief financial controller. The general manager shall be nominated for election by the Chairman, the chief financial controller and the deputy general managers shall be nominated for election by the general manager. The management team shall all be engaged and terminated by the board of directors.

The first term of the general manager, the deputy general manager responsible for technology safety and the deputy general manager responsible for operations shall be nominated for election by Jiangxi Coal. The deputy general manager responsible for investments shall be nominated for election by Yunnan Feishang. The chief financial officer shall be nominated for election by Yangpu Lianzhong. The manager of the finance department shall be nominated for election by Jiangxi Coal. All positions shall be engaged and terminated by the board of directors.

Article 20 In order to motivate and activate the initiative of the management and middle management and to promote the working efficiency and business capability, the investors (shareholders) agree that Yangpu Lianzhong shall transfer 10% of the Company’s equity held by it to the management, middle management as well as the key personnel of subordinate mines within 2 years from the day of establishment of the Company. The principle of distribution of the equity shall be based on and determined by the importance of the respective positions. The prices for equity transfer and acceptance of transfer shall be calculated according to the then net asset value of the Company and the ratio and conditions of transfer and termination conditions shall be agreed separately.

Article 21 The parties agree that on the premises of equal conditions and equal remunerations, the excellent staff and workers of Jiangxi Coal shall have the priority to be employed as the middle management and ordinary staff and workers.

CHAPTER 7  FORCE MAJEURE

Article 22 Events of force majeure means any incident such as fire, flood, tsunami, earthquake, thunder strike, storms and military rivalry action, which cannot be avoided or controlled. Where a party which is affected directly by a force majeure incident causing delay in performing or making it impossible to perform all or part of the terms of this Agreement, it shall not be deemed to be in breach of contract if all of the following circumstances occur :

1. The incident must be a direct cause for stopping, obstructing or delaying the party directly affected by the incident in its performance of the terms of this Agreement or memorandum and articles of association;

2. The party directly affected by the incident has, within a reasonable time after the occurrence of the incident, adopted all reasonable measures to continue its performance of the terms of this Agreement and reduce the loss and damage caused to the Company and the other parties;

3. The party directly affected by the incident has, at the time when the incident occurred, immediately notify the other parties and shall, within 15 days, provide the incident and handling details in writing as well as the reasons for delay in performing or being unable to perform all or part of the terms of this Agreement together with appropriate supporting evidence and materials.

       When the impact of the incident has been eliminated or the incident has been dealt with, the party directly affected by the incident must notify the other parties immediately.

       Article 23 Where the conditions in Article 22 have been complied with, the liability of the party affected by the incident as regards the part of the performance of this

Agreement affected shall be waived according to the extent of the impact of the force majeure incident on the performance of this Agreement. The parties to this Agreement shall consult among themselves as soon as possible to decide whether or not to revise or discharge this Agreement or postpone the delayed performance period accordingly.

CHAPTER 8 LIABILITY FOR BREACH OF CONTRACT

             Article 24 Any party to this Agreement which has not contributed in full as scheduled under this Agreement shall pay to the other parties not in breach a default fine of 5% of the unpaid contribution for the delay of 1 day (the parties not in breach shall be entitled to the default fine according to their respective contribution ratios). For the delay lasting for 30 days or more, the party in breach shall, apart from continuing to pay the above agreed default fine, compensate the actual loss and damage of the parties not in breach. In addition, the party not in breach shall have the right to elect any of the following options:

             1. Discharge this Agreement or demand the dissolution of the Company. If the Company has not been established, the party not in breach shall have the right to discharge this Agreement and demand the party in breach to repay unconditionally the contribution already paid by the parties not in breach; if the Company has been established, the parties not in breach shall have the right to demand the dissolution of the Company and the parties shall handle the matters relating to the dissolution in accordance with the provisions of the “Company Law” and distribute the remaining assets of the Company according to the ratios of their respective actual contribution.

             2. The unpaid contribution of the party in breach shall be paid by the parties not in breach (if there are 2 parties not in breach, the 2 parties shall discuss and agree whether they will contribute according to their respective contribution ratios or whether only any one of them will pay). The parties shall adjust their equity ratios correspondingly according to their actual contribution amounts and handle the industrial and commercial change registration formalities.

            3. Demand the calculation of equity ratios according to the actual contribution amounts of the parties and handle the industrial and commercial change registration formalities in respect of the reduction of the registered capital and the variation of the contribution amounts of the shareholders and equity ratios.

            Article 25 Where this Agreement cannot be performed or in full owing to the default of one party, the party in default shall bear the liability for the breach of contract; if the parties are in default, they shall bear respectively their respective liabilities which they should bear, according to actual circumstances.

CHAPTER 9 SPECIAL AGREEMENTS

            Article 26 The parties agree to increase the capital of the Company in the following manner : the parties shall agree to increase the registered capital of the Company if the business of the Company so requires and the parties shall pay cash to increase the Company’ capital according to their respective equity ratios.

           Article 27 The special agreements in respect of Zhonghe project in Guizhou, originally owned by Jiangxi Coal : the original Zhonghe Coal Mine and the associated railroads shall be acquired by the Company at the assessed value and at the same time the adjacent mines shall further be consolidated. The acquisition of the Zhonghe Coal Mine is subject to approval at the shareholders’ meeting.

          Article 28 The investors (shareholders) agree that where it involves the Company’s external investment or major matters such as provision of guarantee, it shall be resolved by the shareholders’ meeting and shall be treated as a valid resolution only after having been passed by the shareholders representing two third or more of the voting rights.

CHAPTER 10  APPLICABLE LAW & ARBITRATION

        Article 29 The law of the People’s Republic of China shall be applicable to the making, validity, interpretation, performance, variation, discharge of this Agreement as well as the decision of arbitration over disputes.

        Article 30 If disputes arise between the parties to this Agreement over the validity, interpretation, performance, variation or discharge of this Agreement, they should use their best endeavors to resolve the disputes through mutual amicable consultation or resolve them through the mediation of a third party agreed by the parties.

      Article 31 Before the resolution of a dispute, the parties should continue to perform the other terms of this Agreement except the terms involved in the dispute.

CHAPTER 11  SUPPLEMENTARY PROVISIONS

      Article 32 The notices, documents and communications among the parties to this Agreement shall be sent to the following addresses for communication :

Names	Addresses
Jiangxi Province Coal Group Company	No. 117 Ding Gong Road, Nanchang City
Yangpu Lianzhong Mining Co.Ltd.	26th Floor, Securities Building, No. 5020 Binhe Road, Futian District, Shenzhen City
Yunnan Feishang Mining Co.Ltd.	26th Floor, Securities Building, No. 5020 Binhe Road, Futian District, Shenzhen City

In the event that there is a change in any of the above addresses, the party making the change shall inform the parties to this Agreement in writing 15 days in advance.

          Article 33 This Agreement shall be effective from the day on which the legal representatives or authorized representatives of the parties to this Agreement have signed thereon and affixed their respective official chops thereto.

         Article 34 The original of this Agreement shall be in 8 sets and the parties to this Agreement shall each hold 2 sets; the Company shall hold 1 set, 1 set shall be lodged at the companies registration organ and all of which shall have equal legal effect.

                  (there is no text below but the signing page of the parties to this Agreement)

(there is no text on this page but the signing page of the parties to this Agreement)

Jiangxi Province Coal	Yunnan Feishang Mining
Group Company	Co. Ltd.

(chop)	(chop)
legal representatives or	legal representatives or
authorized representatives :	authorized representatives :
/s/ Li Liangshi	/s/ Jia Zhigang

Yangpu Lianzhong Mining Co. Ltd.

(chop)
legal representatives or
authorized representatives :
/s/ Chen Guangjia

26th     day   of    January   2008